225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Contact:
Media:
	Greg Ahern	Hannah Grove
	617-664-6308	617-664-3377

Investors/Analysts:
Kelley MacDonald
617-664-2888

CFO RONALD O’KELLEY TO LEAVE STATE STREET

            BOSTON, MA – March 12, 2002 – State Street Corporation (NYSE: STT) announced today that Ronald L. O’Kelley, executive vice president and chief financial officer, has decided to leave the company for personal reasons. Stefan Gavell, executive vice president, will assume the role of CFO on an interim basis.

            David A. Spina, chairman and chief executive officer of State Street, said, "Ron is an executive of great integrity and character and has been a valuable member of our team since joining the company in 1995. Having worked closely with him throughout his tenure at State Street, I appreciate the significant contributions he’s made to the success of State Street as it has become the world’s leading provider of services to sophisticated global investors. We wish him the very best in his future endeavors."

            O’Kelley said, "I am proud to have been a part of State Street’s success, and it has been a privilege to work with an executive team that is focused on building stockholder value by delivering exceptional service to clients around the world. With strong financials and leadership positions in key markets, State Street is poised for continued growth under the experienced leadership of David Spina. I am confident that great success lies ahead for the company."

            Stefan Gavell, 48, has most recently been responsible for the company’s global financial markets and securities trading infrastructure. He also has been chairman of the company’s Investment Committee, a position he will retain as CFO. Mr. Gavell joined State Street in 1990 to establish the company’s capital markets capabilities in Tokyo, and then served in London, where he was responsible for State Street banking, treasury, and trading activities in Europe. He is a member of State Street’s executive operating group.

            State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing, investment management, investment research and trading services. With $6.2 trillion in assets under custody and $775 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com.

            This news release may contain forward-looking statements, as defined by U.S. securities laws. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in State Street's annual report and subsequent SEC filings. They include risks and uncertainties relating to the value of global and regional financial markets and the pace of worldwide economic growth. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. Any forward-looking statements contained in this news release speak only as of the date of release, March 12, 2002, and the company does not undertake to revise such forward-looking statements to reflect events after the date of this release.

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